S&P GLOBAL REVENUE INCREASED 13% IN THE FIRST QUARTER WITH GROWTH ACROSS ALL FOUR DIVISIONS

Diluted EPS Increased 19% to $3.12; Adjusted Diluted EPS Increased 24% to $3.39

Operating Profit Margin Improved 260 Basis Points to 53.6%

Adjusted Operating Profit Margin Improved 450 Basis Points to 57.6%

Advances in Technology Continue to Drive Productivity and New Product Innovation

Company Increasing Adjusted Guidance

Progress Toward Pending Merger with IHS Markit Continues

New York, NY, April 29, 2021 – S&P Global (NYSE: SPGI) today reported first quarter 2021 results with revenue of $2,016 million, an increase of 13% compared to the same period last year. Net income increased 18% to $755 million and diluted earnings per share increased 19% to $3.12 primarily due to revenue growth in every segment and productivity programs and lower T&E across the Company.

Adjusted net income increased 23% to $820 million and adjusted diluted earnings per share increased 24% to $3.39. The largest adjustments in the first quarter of 2021 were for costs related to the pending merger with IHS Markit and deal-related amortization related to previous acquisitions.

“Since the beginning of the pandemic, the essential nature of our products has demonstrated the resiliency of our business model. As the global economy recovers, we continue to launch innovative new products to help our customers with the ratings, benchmarks, data, and insights they need to navigate the changing markets," said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. "As to the pending merger with IHS Markit, the shareholders of both companies overwhelmingly approved the transaction and we continue to work with global regulators in anticipation of closing the merger in the second half of 2021."

Profit Margin: The Company’s operating profit margin increased 260 basis points to 53.6% primarily due to strong operating results partially offset by costs related to the pending merger with IHS Markit. Adjusted operating profit margin increased 450 basis points to 57.6% primarily due to strong operating results.

Return of Capital: During the first quarter, the Company returned $186 million to shareholders in dividends. There were no share repurchases during the quarter due to the pending merger with IHS Markit.

Ratings: Revenue increased 23% to $1,017 million in the first quarter of 2021. Transaction revenue increased 35% to $582 million primarily due to substantial levels of high-yield bond issuance, bank loan rating activity and structured finance. Non-transaction revenue increased 10% to $435 million due to strength in CRISIL, surveillance, new-entity ratings, and Ratings Evaluation Services.

Operating profit increased 31% to $681 million and operating profit margin improved 390 basis points to 67.0% compared to the first quarter of 2020 due to exceptional revenue growth partially offset by increased expenses. Adjusted operating profit increased 32% to $686 million and adjusted operating profit margin improved 440 basis points to 67.5%.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Revenue increased 4% to $270 million in the first quarter of 2021 as gains in asset-linked fees were substantially offset by reduced exchange-traded derivative fees.

Asset-linked fees include fees associated with ETFs, mutual funds, and certain over-the-counter derivatives. Revenue from ETFs is the largest component of asset-linked fees, and average ETF AUM associated with the Company’s indices increased 30% year-over-year. Quarter-ending ETF AUM associated with our indices was $2.2 trillion, a 65% increase from the end of the first quarter of 2020.

Operating profit increased 5% to $191 million and operating profit margin improved 80 basis points to 70.8% due to revenue growth partially offset by increased expenses. Adjusted operating profit increased 5% to $192 million and adjusted operating profit margin improved 70 basis points to 71.3%. Operating profit attributable to the Company increased 5% to $140 million. Adjusted operating profit attributable to the Company increased 5% to $141 million.

Market Intelligence: Revenue increased 4% to $539 million in the first quarter of 2021 with growth in Credit Risk Solutions, Data Management Solutions, and Desktop. Operating profit increased 13% to $166 million and operating profit margin improved 260 basis points to 30.9% due to revenue growth and expenses that were essentially unchanged. Adjusted operating profit increased 13% to $181 million and adjusted operating profit margin improved 260 basis points to 33.5%.

Platts: Revenue increased 5% to $225 million in the first quarter of 2021 with growth in the core subscription business partially offset by lower Global Trading Services revenue. Operating profit increased 15% to $129 million and operating profit margin improved 530 basis points to 57.2% due to increased revenue and a decline in expenses. Adjusted operating profit increased 15% to $131 million and adjusted operating profit margin improved 520 basis points to 58.1%.

Corporate Unallocated Expense: This expense increased from $49 million in the prior period to $86 million in the first quarter of 2021 due to $49 million of expenses related to the pending IHS Markit merger partially offset by a $7 million restructuring charge in the prior period. Adjusted Corporate Unallocated expense declined from $30 million in the prior period to $28 million primarily due to pandemic-related management actions.

Provision for Income Taxes: The Company’s effective tax rate increased to 23.4% in the first quarter of 2021 compared to 21.5% in the same period last year, and the Company’s adjusted effective tax rate increased to 23.2% in the first quarter of 2021 compared to 21.7% in the same period last year. The increase in the effective tax rates was primarily due to a decrease in the tax benefit associated with stock-based compensation and an increase in taxes on foreign operations. The Company’s effective tax rate may fluctuate from quarter to quarter due to the timing of discrete tax adjustments.

Balance Sheet and Cash Flow: Cash, cash equivalents, and restricted cash at the end of the first quarter were $4.5 billion. In the first three months of 2021, cash provided by operating activities was $768 million, cash used for investing activities was $24 million, and cash used for financing activities was $293 million. Free cash flow in the first three months of 2021 was $681 million, an increase of $63 million from the same period in 2020, primarily due to increased net income. Free cash flow excluding costs associated with the pending merger with IHS Markit was $718 million, an increase of $100 million over the same period in 2020.

Outlook: The Company is not providing 2021 GAAP guidance because given the inherent uncertainty around the merger, management cannot reliably predict all of the necessary components of GAAP measures. The Company is providing adjusted guidance on a stand-alone basis that excludes anticipated merger expenses, the potential revenue and expense impact from consolidating IHS Markit following the merger, and amortization of intangibles related to acquisitions. 2021 reported revenue is expected to increase mid single-digits. Adjusted diluted EPS guidance has been increased by $0.30 to a new range of $12.55 to $12.75. Guidance for free cash flow excluding certain items has also been increased to a new range of $3.4 billion to $3.5 billion.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated expense, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow, and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5 and 7. Reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward-looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward-looking non-GAAP financial measures are not available without unreasonable effort.

The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock.

However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the first quarter 2021 earnings results on a conference call scheduled for today, April 29, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 28, 2021. U.S. participants may call (800) 947-2123; international participants may call +1 (203) 369-3956 (long-distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about COVID-19 and the merger (the “Merger”) between a subsidiary of the Company and IHS Markit Ltd. (“IHS Markit”), which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:
▪worldwide economic, financial, political and regulatory conditions, and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., COVID-19), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes;
▪the satisfaction of the conditions precedent to consummation of the Merger, including the ability to secure regulatory approvals on the terms expected at all or in a timely manner;
▪the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement;

▪uncertainty relating to the impact of the Merger on the businesses of the Company and IHS Markit, including potential adverse reactions or changes to the market price of the Company’s common stock and IHS Markit shares resulting from the announcement or completion of the Merger and changes to existing business relationships during the pendency of the acquisition that could affect the Company’s and/or IHS Markit’s financial performance;
▪risks relating to the value of the Company’s stock to be issued in the Merger, significant transaction costs and/or unknown liabilities;
▪the ability of the Company to successfully integrate IHS Markit’s operations and retain and hire key personnel of both companies;
▪the ability of the Company to retain customers and to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the Merger and realize expected synergies;
▪business disruption following the Merger;
▪the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
▪the Company’s and IHS Markit’s ability to meet expectations regarding the accounting and tax treatments of the Merger;
▪the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the ongoing COVID-19 pandemic;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange-traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment, in Europe, the United States and elsewhere, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, S&P Global Market

Intelligence and the products those business divisions offer including our ESG products, and the Company’s compliance therewith;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation in the Company’s end-customer markets;
▪the introduction of competing products or technologies by other companies;
▪the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;
▪a decline in the demand for credit risk management tools by financial institutions;
▪the level of merger and acquisition activity in the United States and abroad;
▪the volatility and health of the energy and commodities markets;
▪our ability to attract, incentivize and retain key employees;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
▪the Company's ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other offerings in the European Union and United Kingdom; and
▪the impact of changes in applicable tax or accounting requirements on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors, in our most recently filed Annual Report on Form 10-K.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Transaction and Where to Find It
In connection with the proposed transaction, S&P Global and IHS Markit have filed and will file relevant materials with the SEC. On January 8, 2021, S&P Global filed with the SEC a registration statement on Form S-4, as amended (No. 333-251999), to register the shares of S&P Global common stock to be issued in connection with the proposed transaction. The registration statement, which was declared effective by the SEC on January 22, 2021, includes a definitive joint proxy statement/prospectus of S&P Global and IHS Markit. The definitive joint proxy statement/prospectus was mailed to the shareholders of S&P Global and IHS Markit seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT S&P GLOBAL, IHS MARKIT AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from S&P Global at its website, or from IHS Markit at its website. Documents filed with the SEC by S&P Global will be available free of charge by accessing S&P Global’s website at www.spglobal.com under the heading Investor Relations, or, alternatively, by directing a request by telephone to 866-436-8502 (domestic callers) or 212-438-2192 (international callers) or by mail to S&P Global at Investor Relations, S&P Global Inc., 55 Water Street, New York, NY 10041, and documents filed with the SEC by IHS Markit will be available free of charge by accessing IHS Markit’s website at www.ihsmarkit.com under the heading Investor Relations or, alternatively, by directing a request by telephone to 303-790-0600 or by mail to IHS Markit at IHS Markit Investor Relations and Corporate Communications, 15 Inverness Way East, Englewood, CO 80112.

About S&P Global
S&P Global is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data, and insights on critical economic, market, and business factors. We've been providing essential intelligence that unlocks opportunity, fosters growth, and accelerates progress for more than 160 years. Our divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices, and S&P Global Platts. For more information, visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

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Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
David Guarino
Chief Communications Officer
(201) 755-5334 (cell)
dave.guarino@spglobal.com

Christopher Krantz
Lead, Executive Communications
+44 (0) 20 7176 0060 (office)
christopher.krantz@spglobal.com

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three months ended March 31, 2021 and 2020
(dollars in millions, except per share data)

(unaudited)	2021	2020	% Change

Revenue	$2,016	$1,786	13%
Expenses	937	881	6%
Gain on dispositions	(2)	(7)	(71)%
Operating profit	1,081	912	19%
Other (income) expense, net	(7)	1	N/M
Interest expense, net	32	34	(7)%
Income before taxes on income	1,056	877	20%
Provision for taxes on income	248	188	32%
Net income	808	689	17%
Less: net income attributable to noncontrolling interests	(53)	(50)	(7)%
Net income attributable to S&P Global Inc.	$755	$639	18%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$3.14	$2.64	19%
Diluted	$3.12	$2.62	19%

Weighted-average number of common shares outstanding:
Basic	240.6	242.1
Diluted	241.6	243.3

Actual shares outstanding at period end	240.9	240.9

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
March 31, 2021 and December 31, 2020
(dollars in millions)

(unaudited)	March 31,	December 31,
	2021	2020

Assets:
Cash, cash equivalents, and restricted cash	$4,518	$4,122
Other current assets	1,788	1,866
Total current assets	6,306	5,988
Property and equipment, net	281	284
Right of use assets	479	494
Goodwill and other intangible assets, net	5,045	5,087
Other non-current assets	719	684
Total assets	$12,830	$12,537

Liabilities and Equity:
Unearned revenue	2,111	2,168
Other current liabilities	1,292	1,419
Long-term debt	4,111	4,110
Lease liabilities — non-current	525	544
Pension, other postretirement benefits and other non-current liabilities	885	944
Total liabilities	8,924	9,185
Redeemable noncontrolling interest	2,808	2,781
Total equity	1,098	571
Total liabilities and equity	$12,830	$12,537

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2021 and 2020
(dollars in millions)

(unaudited)	2021	2020

Operating Activities:
Net income	$808	$689
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	19	20
Amortization of intangibles	31	29
Deferred income taxes	(3)	(6)
Stock-based compensation	19	11
Gain on dispositions	(2)	(7)
Other	29	39
Net changes in other operating assets and liabilities	(133)	(95)
Cash provided by operating activities	768	680

Investing Activities:
Capital expenditures	(18)	(11)
Acquisitions, net of cash acquired	(9)	(183)
Proceeds from disposition	2	—
Changes in short-term investments	1	11
Cash used for investing activities	(24)	(183)

Financing Activities:
Dividends paid to shareholders	(186)	(161)
Distributions to noncontrolling interest holders, net	(69)	(51)
Repurchase of treasury shares	—	(1,153)
Exercise of stock options and employee withholding tax on share-based payments	(38)	(36)
Cash used for financing activities	(293)	(1,401)
Effect of exchange rate changes on cash	(55)	(30)
Net change in cash, cash equivalents, and restricted cash	396	(934)
Cash, cash equivalents, and restricted cash at beginning of period	4,122	2,886
Cash, cash equivalents, and restricted cash at end of period	$4,518	$1,952

Exhibit 4

S&P Global
Operating Results by Segment
Three months ended March 31, 2021 and 2020
(dollars in millions)

(unaudited)	Revenue

	2021	2020	% Change

Ratings	$1,017	$825	23%
Market Intelligence	539	519	4%
Platts	225	215	5%
Indices	270	259	4%
Intersegment Elimination	(35)	(32)	(9)%
Total revenue	$2,016	$1,786	13%

	Expenses

	2021	2020	% Change

Ratings (a)	$336	$305	10%
Market Intelligence (b)	373	372	—%
Platts (c)	96	103	(7)%
Indices (d)	79	77	2%
Corporate Unallocated expense (e)	86	49	77%
Intersegment Elimination	(35)	(32)	(9)%
Total expenses	$935	$874	7%

	Operating Profit

	2021	2020	% Change

Ratings (a)	$681	$520	31%
Market Intelligence (b)	166	147	13%
Platts (c)	129	112	15%
Indices (d)	191	182	5%
Total reportable segments	1,167	961	22%
Corporate Unallocated expense (e)	(86)	(49)	(77)%
Total operating profit	$1,081	$912	19%

(a)     2021 includes amortization of intangibles from acquisitions of $5 million.
(b)     2021 includes a gain on disposition of $2 million. 2020 includes a gain on the sale of Investor Relations of $7 million and employee severance charges of $2 million. 2021 and 2020 includes amortization of intangibles from acquisitions of $16 million and $19 million, respectively.
(c)    2021 and 2020 both include amortization of intangibles from acquisitions of $2 million.
(d)     2021 and 2020 both include amortization of intangibles from acquisitions of $1 million.
(e)    2021 includes $49 million of IHS Markit merger costs and Kensho retention related expense of $2 million. 2020 includes employee severance charges of $7 million and Kensho retention related expense of $5 million. 2021 and 2020 both include amortization of intangibles from acquisitions of $7 million.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three months ended March 31, 2021 and 2020
(dollars in millions, except per share amounts)
Adjusted Expenses

(unaudited)		2021	2020	% Change

Ratings	Expenses	$336	$305	10%
	Deal-related amortization	(5)	—
	Adjusted expenses	$331	$304	9%

Market Intelligence	Expenses	$373	$372	—%
	Non-GAAP Adjustments (a)	2	5
	Deal-related amortization	(16)	(19)
	Adjusted expenses	$358	$358	—%

Platts	Expenses	$96	$103	(7)%
	Deal-related amortization	(2)	(2)
	Adjusted expenses	$94	$101	(7)%

Indices	Expenses	$79	$77	2%
	Deal-related amortization	(1)	(1)
	Adjusted expenses	$77	$76	2%

Total segments	Expenses	$849	$826	3%
	Non-GAAP Adjustments (a)	2	5
	Deal-related amortization	(24)	(23)
	Adjusted expenses	$826	$808	2%

Corporate Unallocated expense	Corporate Unallocated expense	$86	$49	77%
	Non-GAAP adjustments (b)	(52)	(12)
	Deal-related amortization	(7)	(7)
	Adjusted expenses	$28	$30	(6)%

Total SPGI	Expenses	$935	$874	7%
	Non-GAAP adjustments (a) (b)	(50)	(7)
	Deal-related amortization	(31)	(29)
	Adjusted expenses	$855	$839	2%

Exhibit 5
Adjusted Operating Profit

(unaudited)		2021	2020	% Change

Ratings	Operating profit	$681	$520	31%
	Deal-related amortization	5	—
	Adjusted operating profit	$686	$521	32%

Market Intelligence	Operating profit	$166	$147	13%
	Non-GAAP Adjustments (a)	(2)	(5)
	Deal-related amortization	16	19
	Adjusted operating profit	$181	$160	13%

Platts	Operating profit	$129	$112	15%
	Deal-related amortization	2	2
	Adjusted operating profit	$131	$114	15%

Indices	Operating profit	$191	$182	5%
	Deal-related amortization	1	1
	Adjusted operating profit	$192	$183	5%

Total segments	Operating profit	$1,167	$961	22%
	Non-GAAP Adjustments (a)	(2)	(5)
	Deal-related amortization	24	23
	Adjusted segment operating profit	$1,190	$978	22%

Corporate Unallocated expense	Corporate Unallocated expense	$(86)	$(49)	77%
	Non-GAAP adjustments (b)	52	12
	Deal-related amortization	7	7
	Adjusted Corporate Unallocated expense	$(28)	$(30)	(7)%

Total SPGI	Operating profit	$1,081	$912	19%
	Non-GAAP adjustments (a) (b)	50	7
	Deal-related amortization	31	29
	Adjusted operating profit	$1,162	$948	23%

Adjusted Provision for Income Taxes

(unaudited)	2021	2020	% Change

Provision for income taxes	$248	$188	32%
Non-GAAP adjustments (a) (b)	10	3
Deal-related amortization	7	7
Adjusted provision for income taxes	$264	$198	33%

Exhibit 5

Adjusted Effective Tax Rate

(unaudited)	2021	2020	% Change

Adjusted operating profit	$1,162	$948	23%
Other (income) expense, net	(7)	1
Interest expense, net	32	34
Adjusted income before taxes on income	$1,137	$913	25%
Adjusted provision for income taxes	$264	$198
Adjusted effective tax rate [1]	23.2%	21.7%

1 The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes by the adjusted income before taxes on income.

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2021		2020		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

As reported	$755	$3.12	$639	$2.62	18%	19%
Non-GAAP adjustments (a) (b)	40	0.17	4	0.01
Deal-related amortization	25	0.10	22	0.09
Adjusted	$820	$3.39	$665	$2.73	23%	24%

Note - Totals presented may not sum due to rounding.
Note - Adjusted operating profit margin for Ratings, Market Intelligence, Platts and Indices was 67%, 34%, 58% and 71% for the three months ended March 31, 2021. Adjusted operating profit margin for the Company was 58% for the three months ended March 31, 2021. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)     2021 includes a gain on disposition of $2 million ($2 million after-tax). 2020 includes a gain on the sale of Investor Relations of $7 million ($7 million after-tax) and employee severance charges of $2 million ($2 million after-tax).
(b)    2021 includes $49 million ($41 million after-tax) of IHS Markit merger costs and Kensho retention related expense of $2 million ($2 million after-tax). 2020 includes employee severance charges of $7 million ($5 million after-tax) and Kensho retention related expense of $5 million ($4 million after-tax).

Exhibit 6
S&P Global
Revenue Information
Three months ended March 31, 2021 and 2020
(dollars in millions)
Revenue by Type

(unaudited)	Ratings			Market Intelligence			Platts			Indices			Intersegment Elimination
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change
Non-Subscription / Transaction (a)	$582	$430	35%	$12	$13	(11)%	$1	$1	(23)%	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	435	395	10%	—	—	N/M	—	—	N/M	—	—	N/M	(35)	(32)	(9)%
Subscription (c)	—	—	N/M	527	505	4%	208	197	6%	46	46	1%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	—	1	(84)%	—	—	N/M	183	159	15%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	16	17	(4)%	41	54	(24)%	—	—	N/M
Total revenue	$1,017	$825	23%	$539	$519	4%	$225	$215	5%	$270	$259	4%	$(35)	$(32)	(9)%

N/M - not meaningful

Note - In the first quarter of 2021, we reevaluated our transaction and non-transaction presentation for Ratings which resulted in a reclassification from transaction revenue to non-transaction revenue of $2 million for the first quarter of 2020.
(a)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(b)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $33 million and $31 million for the three months ended March 31, 2021 and 2020 respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(c)    Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

Revenue by Geographic Area

(unaudited)	U.S.			International
	2021	2020	% Change	2021	2020	% Change

Ratings	$612	$494	24%	$405	$331	22%
Market Intelligence	346	339	2%	193	180	7%
Platts	72	70	2%	153	145	6%
Indices	227	222	2%	43	37	17%
Intersegment elimination	(19)	(17)	6%	(16)	(15)	12%
Total revenue	$1,238	$1,108	12%	$778	$678	15%

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three months ended March 31, 2021 and 2020
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Three Months
	2021	2020
Cash provided by operating activities	$768	$680
Capital expenditures	(18)	(11)
Distributions to noncontrolling interest holders, net	(69)	(51)
Free cash flow	$681	$618
IHS Markit merger costs	37	—
Free cash flow excluding certain items	$718	$618

 S&P Global Organic Revenue

(unaudited)	2021	2020	% Change
Total revenue	$2,016	$1,786	13%
Ratings acquisitions	(8)	(2)
Market Intelligence divestitures	—	(3)
Total adjusted revenue	$2,008	$1,781	13%

Organic revenue constant currency basis	$1,989	$1,781	12%

Ratings Organic Revenue

(unaudited)	2021	2020	% Change
Ratings revenue	$1,017	$825	23%
Acquisitions	(8)	(2)
Adjusted Ratings revenue	$1,009	$823	23%

Market Intelligence Organic Revenue

(unaudited)	2021	2020	% Change
Market Intelligence revenue	$539	$519	4%
Divestitures	—	(3)
Adjusted Market Intelligence revenue	$539	$516	4%

Platts Organic Revenue

(unaudited)	2021	2020	% Change
Platts revenue	$225	$215	5%
Acquisitions and divestitures	—	—
Adjusted Platts revenue	$225	$215	5%

Indices Organic Revenue

(unaudited)	2021	2020	% Change
Indices revenue	$270	$259	4%
Acquisitions and divestitures	—	—
Adjusted Indices revenue	$270	$259	4%

Exhibit 7

Adjusted Indices Net Operating Profit

(unaudited)	2021	2020	% Change
Adjusted operating profit	$192	$183	5%
Less: income attributable to NCI	51	49
Adjusted Indices Net Operating Profit	$141	$134	5%